STEGMAN
& COMPANY
CERTIFIED PUBLIC ACCOUNTANTS AND MANAGEMENT CONSULTANTS SINCE 1913

December 6, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for KH Funding Company (the "Company"). We have read the Company's disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated December 6, 2010 (the "Current Report") and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

Stegman & Company

Suite 100, 405 East Joppa Road Baltimore, Maryland 21286 • 410-823-8000 • 1-800-686-3883 • Fax: 410-296-4815 • www.stegman. com